Option Exchange Offer January 11, 2024

• Employees and consultants with stock options will have the opportunity to exchange ‘underwater’ equity grants for restricted stock units (RSUs). • Option Exchange Offer is expected to be open from Tuesday, January 16 to Monday, February 12, 2024. • Vesting of the exchanged options resets. 2 CONFIDENTIAL – Do not distribute Option Exchange Offer

• Arcutis’ Board of Directors approved this one-time Option Exchange Offer for eligible employees and consultants only (excludes non-employee Board members). • Option Exchange Offer is completely voluntary (you choose whether or not to participate) • The primary objectives of the Option Exchange Offer are to: – Incent, reward and align employee performance that positively impacts stockholder value – Provide significant alignment around critical company goals and timeframes – Address ‘underwater’ equity by providing a meaningful value creation reset – Reduce overhang of underwater options 3 CONFIDENTIAL – Do not distribute Background of Option Exchange Offer

• During the exchange offer period, eligible participants will have the option to exchange eligible stock options for restricted stock units (RSUs) at ratios outlined on the following slide • Eligible options: – Exercise price equal to or greater than $10.00 per share • Eligible employees and consultants: – Must be employed by, or provide services as a consultant to, Arcutis at the beginning and the end of the offering period, and have not submitted a notice of resignation or been notified that your employment is being terminated • Any vested and unvested portions of your eligible options would be subject to the exchange • You can exchange all or none of each eligible option grant (you can’t exchange a portion of your individual grant) • The exchange offer period is expected to commence on Tue, Jan 16, 2024 and expire at 8:59 pm PST on Mon, Feb 12, 2024 • New RSUs will be granted promptly following the end of the exchange offer. 4 CONFIDENTIAL – Do not distribute Overview of Option Exchange Offer

• Exchange ratios (Options to RSUs ratios): – 3 to 1 for option grant prices of $27.50+ – 2.5 to 1 for option grant prices of $20 to $27.49 – 2 to 1 for option grant prices of $10 to $19.99 • Vesting resets for the new RSUs: 5 CONFIDENTIAL – Do not distribute Exchange Ratios and Vesting Date of Option Grant Vesting Schedule* of RSUs after Exchange Grants made in 2020 or earlier •Quarterly vesting over 1 year Grants made in 2021 and 2022 •Quarterly vesting over 2 years Grants made in 2023 •Quarterly vesting over 3 years Example of Options Exchanged for RSUs Grant Price Number of Options Exchange Ratio New RSUs $17.00 500 2:1 250 $23.00 500 2.5:1 200 $32.00 500 3:1 166 * Quarterly anniversaries of February 1, 2024 (i.e., starting May 1, 2024)

6 CONFIDENTIAL – Do not distribute Option Exchange Materials that will be Available • Offer to Exchange Eligible Stock Options for New Restricted Stock Units document • Arcutis Option Exchange Program FAQ • Education sessions (recording will be available): – Tuesday, January 16 – Tuesday, January 23

Arcutis cannot advise you on what to do – this will be a financial decision that is entirely yours. • A tender offer is regulated by the SEC and there are strict guidelines • If you ask for advice, we are required to say ‘read through your materials’ / ‘talk to your advisor’ • If you have questions, email stockadmin@arcutis.com You must complete your tender offer on time. • By 8:59 pm PT/11:59 pm ET on February 12, 2024 • You will receive an e-mail confirmation with your elections – keep it for documentation • This will be a one-time event and is expected to be only 20 business days long – schedule time for yourself to review the materials 7 CONFIDENTIAL – Do not distribute Important Disclaimers

These are general questions and answers. A more detailed Q&A will accompany the option exchange program. Q: How were the exchange ratios determined? A: Eligible stock options were valued using a model that takes into account many variables and estimates, such as our current stock price, the volatility of the price of our common stock, and the remaining term of an eligible stock option. Q: Why is there a higher exchange ratio for stock options with higher grant prices? A: Generally speaking, the deeper the option is underwater, the lower the current “fair value” of the award is (although the remaining term/expected life also has an impact). You can think about the fair value of an award today as what an investor might be willing to pay for that option. If you think about an option with a $30 exercise price relative to one with a $15 exercise price, the one with a $15 dollar exercise price is much more valuable as it will be back in the money sooner than the $30 option. For example, if the price recovers to $20, the $15 option is $5 in the money while the $30 option is still underwater by $10. So even though the value of the $30 option was much higher when it was granted, the current fair value of the award is lower based on the current stock price (so you have to trade more of them in to get one new RSU). Q: How do I know the exercise price(s) of my eligible option(s)? A: If you are an eligible participant, you will be sent a link to register and log into the Option Exchange website. This website will list all eligible option grants, including their respective grant prices. You may also view your grants in your broker account. Q: I have more than one eligible grant. If I decide to participate, do I need to exchange all of them? A: No. The election is made on a grant-by-grant basis. If you hold more than one eligible option grant and elect to participate in the exchange offer, you may exchange as few or as many of your eligible option grants as you wish. 8 CONFIDENTIAL – Do not distribute Q&A

These are general questions and answers. A more detailed Q&A will accompany the option exchange program. Q: Can I split up a grant and only exchange a portion of it? A: No. You must tender all of the outstanding shares underlying any selected eligible option grant. Q: Am I required to exchange my stock options for RSUs? A: No, you are not required to participate in this option exchange program. You have the choice to either keep your current stock options as is with their current conditions or to exchange them for RSUs. Once the option exchange program has commenced, we encourage you to read the Offer to Exchange document carefully and to speak to your personal financial and tax advisors if you want help deciding what to do. Q: What happens if I participate in the exchange and then leave the company? A: If you tender stock options in the exchange and leave the company before the first vesting date, you will forfeit the grant, since no shares will be vested. 9 CONFIDENTIAL – Do not distribute Q&A

10 The Option Exchange has not yet commenced and will only be made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission (the “SEC”) and sent to eligible participants. At the time the Option Exchange begins, the Company will provide eligible participants with written materials explaining the terms of the Option Exchange. Eligible participants should read these written materials carefully when they become available because they will contain important information about the Option Exchange. The Company will also file these written materials with the SEC as part of a Tender Offer Statement on Schedule TO upon commencement of the Option Exchange. These materials will be available free of charge at www.sec.gov or by contacting the Company at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361 Disclaimer Statement CONFIDENTIAL – Do not distribute